Exhibit 3.21

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

RAILROAD CONTROLS, L.P.

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8.3	Liquidation	29
8.4	Distribution in Kind	30
8.5	Cancellation of Certificate of Limited Partnership	30
8.6	Return of Capital	30
8.7	Waiver of Partition	30

ARTICLE IX AMENDMENT OF AGREEMENT; MEETINGS; CONSENTS		31

9.1	Amendments to be Adopted Solely by General Partner	31
9.2	Amendment Procedures	31
9.3	Amendment Requirements; Limited Partner Voting	31
9.4	Meetings of Limited Partners.	32
9.5	Action Without a Meeting	33

ARTICLE X FINANCIAL MATTERS		33

10.1	Books, Records, Accounting, and Reports.	33
10.2	Tax Matters.	35

ARTICLE XI GENERAL PROVISIONS		35

11.1	Addresses and Notices	35
11.2	Titles and Captions	36
11.3	Pronouns and Plurals	36
11.4	Further Action	36
11.5	Binding Effect	36
11.6	Integration	36
11.7	Creditors	36
11.8	Waiver	36
11.9	Counterparts	36
11.10	Applicable Law	36
11.11	Invalidity of Provisions	36
11.12	Power of Attorney.	37
11.13	Entire Agreement	38

EXHIBIT A		40

EXHIBIT B		41

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THE PARTNERSHIP INTERESTS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE PARTNERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

RAILROAD CONTROLS, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is entered into by and among RCL, L.L.C., a Tennessee limited liability company, as General Partner, and the persons listed on Exhibit A, as Limited Partners.

Certain capitalized terms used in this agreement are defined in Article II.

RECITALS

WHEREAS, as of the date hereof: the General Partner, as a capital contribution, contributed 100% of the non-manufacturing assets previously owned by the General Partner to the Partnership, pursuant to that certain Assignment and Assumption Agreement, by and between the General Partner and the Partnership; and

WHEREAS, in return for such capital contribution, the Partnership issued to the General Partner a 0.25% general partner interest in the Partnership (the “GP Interest’’) and a 99.75% limited partner interest in the Partnership (the “LP Interest’’), and the General Partner was the sole general partner and the sole limited partner in the Partnership; and

WHEREAS, immediately following such issuance of the GP Interest and the LP Interest to the General Partner, the General Partner made a pro rata distribution of the LP Interest to its members, and following such pro rata distribution, the limited partners in the Partnership are those persons listed on Exhibit A hereto, each holding such portion of the LP Interest as listed on Exhibit A hereto; and

WHEREAS, following the pro rata distribution by the General Partner, the General Partner and the new Limited Partners wish to enter into this Agreement to describe the rights and duties of the General Partner and the Limited Partners.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, the General Partner and the Limited Partners, intending to be legally bound, hereby agree as follows:

ARTICLE I

GENERAL

1.1 Formation. Subject to the provisions of this Agreement, the Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Texas Act. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Texas Act.

1.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Railroad Controls, L.P. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall provide Limited Partners with written notice of such name change within 20 days after such name change.

1.3 Purpose. The purpose and business of the Partnership shall be the conduct of any business or activity that may lawfully be conducted by a limited partnership organized pursuant to the Texas Act. Any or all of the foregoing activities may be conducted directly by the Partnership or indirectly through another partnership, joint venture, or other arrangement.

1.4 Term. The Partnership shall continue in existence until the close of Partnership business on October 31, 2051, or until the earlier termination of the Partnership in accordance with the provisions of Section 8.1. The General Partner shall not commence or engage in any business on behalf of the Partnership until after the Commencement Date, other than matters necessary or incidental to the organization of the Partnership.

1.5 Registered Office and Principal Office of Partnership; Addresses of Partners.

(a) Partnership Offices. The registered office of the Partnership in the State of Texas shall be 500 South Freeway, Fort Worth, Texas 76104, and its registered agent for service of process on the Partnership at such registered office shall be Robert L. Albritton or such other registered office or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be 500 South Freeway, Fort Worth, Texas 76104, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

(b) Addresses of Partners. The address of the General Partner is 500 South Freeway, Fort Worth, Texas 76104. The address of each Limited Partner shall be the address of such Limited Partner appearing on the books of the Partnership from time to time, as provided for in Section 10.1.

ARTICLE II

DEFINITIONS

The following definitions shall apply to the terms used in this Agreement, unless otherwise clearly indicated to the contrary in this Agreement:

“Adjusted Capital Account” means, with respect to any Partner, the Partner’s Capital Account balance, increased by the Partner’s share of Partnership Minimum Gain and Partner Minimum Gain.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments: (a) any amounts that such Partner is, or is deemed to be, obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, the penultimate sentence of Section 1.704-2(g)(1) of the Regulations, or the penultimate sentence of Section 1.704-2(i)(5) of the Regulations, shall be credited to such Capital Account; and (b) the items described in Sections 1.704-1(b)(2)(ii)(d)(4),(5), and (6) of the Regulations shall be debited to such Capital Account. For these purposes, no Partner who has an unconditional obligation to restore any deficit balance in his Capital Account in accordance with the requirements of Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations shall have an Adjusted Capital Account Deficit. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement of Limited Partnership, as it may be amended, supplemented, or restated from time to time.

“Book Depreciation” means for any asset for any fiscal year or other period an amount that bears the same ratio to the Gross Asset Value of that asset at the beginning of such fiscal year or other period as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such year or other period. If the federal income tax depreciation, amortization, or other cost recovery deduction allowable for any asset for such year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 3.2(a).

“Capital Contribution” means any asset or property of any nature contributed by a Partner to the Partnership pursuant to the provisions of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of Texas pursuant to Section 6.1(b), as such Certificate may be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commencement Date” means the date of the filing by the General Partner of the Certificate of Limited Partnership.

“General Partner” means RCL, L.L.C., a Tennessee limited liability company, and any Person that shall succeed to the interest of such corporation as the general partner of the Partnership in accordance with the provisions of this Agreement.

“GP Interest” has the meaning set forth in the recitals to this Agreement.

“Gross Asset Value” has the meaning set forth in Section 3.2(a)(iii).

“Limited Partner” means any Person who has been admitted or deemed to be admitted as a limited partner in the Partnership in accordance with the applicable provisions of this Agreement and whose admission has been reflected on the books and records of the Partnership.

“Liquidator” has the meaning set forth in Section 8.3.

“Losses” has the meaning set forth in Section 3.2(a)(ii).

“LP Interest” has the meaning set forth in the recitals to this Agreement.

“Majority Interest” means the owners of more than 50% of the Voting Percentages of Limited Partners.

“Partner” means a General Partner or any Limited Partner. “Partners” means the General Partner and the Limited Partners, collectively.

“Partner Minimum Gain” means partnership minimum gain attributable to partner nonrecourse debt as determined under the rules of Section 1.704-2(i) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partnership” means the limited partnership established pursuant to this Agreement by the filing of the Certificate of Limited Partnership with the Secretary of State of Texas.

“Partnership Interest” means the interest acquired by a Partner in the Partnership including the Partner’s right: (a) to its allocable share of the Profits, Losses, deductions, and credits of the Partnership, (b) to its distributive share of one or more of the Partnership’s Profits, Losses and distributions of the Partnership’s assets pursuant to this Agreement and the Act, and (c) if such Partner is the General Partner, to participate in the management and operation of the

Partnership, and each Partner’s percentage of Partnership Interest is set forth opposite his name on Exhibit A to this Agreement, as such Exhibit may be amended from time to time in accordance with this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Person” means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, or other entity.

“Profits” has the meaning set forth in Section 3.2(a)(ii).

“Regulations” means the Department of Treasury Regulations promulgated under the Code, whether proposed, temporary, or final, as amended and in effect (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and any successor to such statute.

“Start-Up Costs” means all expenditures classified as syndication or organizational expenses under Section 709 of the Code or as start-up expenditures under Section 195 of the Code, but only to the extent such costs or expenditures are treated as amortizable costs or Code Section 705(a)(2)(B) expenditures for purposes of maintaining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(i)(2) of the Regulations.

“Texas Act” means the Texas Revised Limited Partnership Act, Article 6132a-1 of Title 105 of the Texas Revised Civil Statutes, as it may be amended from time to time, and any successor to such Act.

“Transfer” has the meaning set forth in Section 7.1(a).

“Voting Percentage” means a Partner’s right to vote, if any, on those matters described in this Agreement, as represented by the percentage set forth opposite each Partner’s name on Exhibit A to this Agreement, as such Exhibit may be amended from time to time in accordance with this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS AND ACCOUNTS

3.1 Capital Contributions.

(a) General Partner. On the Commencement Date, the General Partner shall contribute to the Partnership the property described opposite the General Partner’s name in Exhibit B hereto.

(b) Limited Partners. The Limited Partners listed on Exhibit A hereto shall be admitted without making any Capital Contribution, such Limited Partners having received their LP Interests as the result of a pro rata distribution from the General Partner following its acquisition of a 99.75% LP Interest.

(c) Preference Contributions. All Partners hereby acknowledge that, on the Commencement Date, each of John H. Lindsey, Robert L. Albritton and Russell W. Stein shall be credited with an additional contribution in the amount of $140,000 each, which amounts will be distributed to each of them on a preferential basis in accordance with Section 4.2. Such additional contributions are referred to herein as the “Preference Contributions.”

3.2 Capital Accounts.

(a) In General.

(i) The Partnership shall maintain for each Partner a separate Capital Account in accordance with this Section 3.2(a), which shall control the division of assets upon liquidation of the Partnership to the extent provided in Section 8.3. Each Capital Account shall be maintained in accordance with the following provisions:

(A) Each Partner shall have an initial Capital Account as stated opposite such Partner’s name on Exhibit B hereto, which Capital Account shall initially be increased by the amount of the Preference Contribution of a Partner.

(B) The Capital Account shall be increased by the amount of cash and the Gross Asset Value of, any other Capital Contributions made by a Partner to the Partnership pursuant to this Agreement, by the Partner’s allocable share of Profits and any item of income or gain specially allocated to the Partner pursuant to Section 4.3(a) or 4.3(b), and by the amount of any Partnership liabilities assumed by the Partner or that are secured by any property distributed to the Partner.

(C) The Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any other property distributed to the Partner pursuant to this Agreement, by the Partner’s allocable share of Losses and any items of expense or loss specially allocated to the Partner pursuant to Section 4.3(a) or 4.3(b), and by the amount of any liabilities of the Partner assumed by the Partnership or any liabilities secured by any property contributed by the Partner to the Partnership.

(D) If all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account relates to the transferred interest.

(E) The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until and to the extent that principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

(ii) “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments for such fiscal year or other period:

(A) Income of the Partnership that is exempt from federal income tax as described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits and Losses pursuant to this Section 3.2(a)(ii) shall be added to such taxable income or loss as if it were taxable income.

(B) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, or treated as expenditures under Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss as if such expenditures were deductible items.

(C) If the Gross Asset Value of any Partnership asset is adjusted pursuant to this Agreement, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing such taxable income or loss.

(D) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from the Gross Asset Value of the property.

(E) In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such fiscal year or other period.

(F) Notwithstanding any other provision of this Agreement, any items that are specially allocated pursuant to Section 4.3(a) or 4.3(b)

shall not be taken into account as taxable income or loss for purposes of computing Profits and Losses.

If the Partnership’s taxable income or taxable loss for the year or period, as adjusted pursuant to subparagraphs (A)-(F) above, is a positive amount, that amount shall be the Partnership’s Profit for such fiscal year or other period; and if negative, that amount shall be the Partnership’s Loss for such fiscal year or other period.

(iii) “Gross Asset Value” means, for any asset, the asset’s adjusted basis for federal income tax purposes, except as set forth below;

(A) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset on the date of determination, as determined by the contributing Partner and the Partnership.

(B) The Gross Asset Values of all Partnership assets shall be adjusted to equal their gross fair market values, as determined by the General Partner, as of the following times: (1) the contribution of more than a de minimis amount of money or other property to the Partnership as a Capital Contribution by a new or existing Partner, or the distribution by the Partnership to a retiring or continuing Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; or (2) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.

(C) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

(D) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 4.3(a)(iv); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 3.2(a)(iii)(D) to the extent the General Partner determines that an adjustment pursuant to Section 3.2(a)(iii)(B) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.2(a)(iii)(D).

(E) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 3.2(a)(iii)(A), 3.2(a)(iii)(B), or 3.2(a)(iii)(D),

such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(b) Negative Capital Accounts. If any Partner has a negative balance in its Capital Account on the date of the liquidation of such Partner’s “interest in the partnership” (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations) after taking into account allocations of Profits, Losses, and other items of income, gain, loss, deduction or credit, and distributions of cash or property (in each case as provided in this Article III or Article IV), that Partner shall have no obligation to restore the negative balance or to make any Capital Contribution by reason thereof, and the negative balance shall not be considered an asset or a liability of the Partnership or of any Partner.

(c) Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Capital Accounts.

(d) No Withdrawal. No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Section 4.2 and Article VIII.

(e) Loans From Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions.

(f) No Preemptive Rights. No Partner shall have any preemptive, preferential, or other right with respect to (i) additional Capital Contributions; (ii) issuance or sale of Partnership Interests; (iii) issuance of any obligations, evidences of indebtedness, or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such Partnership Interests; (iv) issuance of any right to, subscription to, or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (v) issuance or sale of any other securities that may be issued or sold by the Partnership.

ARTICLE IV

ALLOCATIONS OF PROFIT AND LOSS AND DISTRIBUTIONS

4.1 General Allocations of Profits and Losses.

(a) General Allocations. After giving effect to the allocations set forth in Sections 4.3(a) and 4.3(b), Profits and Losses for any fiscal year or other period shall be allocated as follows:

(i) Profits. Profits shall be allocated as follows:

(A) first, in an aggregate amount equal to, and in proportion to, the excess of the aggregate Losses previously allocated pursuant to Section 4.1(b) over the Profits allocated pursuant to this Section 4.1(a)(i)(A), until such excess is reduced to zero;

(B) next, in an aggregate amount equal to, and in proportion to, the excess of the aggregate Losses previously allocated pursuant to Section 4.1(a)(ii) over the Profits allocated pursuant to this Section 4.1(a)(i)(B), until such excess is reduced to zero;

(C) thereafter, to the Partners in proportion to their Partnership Interests;

(D) Notwithstanding the provisions of Sections 4.1(a)(i)(A), 4.1(a)(i)(B), and 4.1(a)(i)(C), Profits arising from the sale of all or substantially all of the assets of the Partnership in contemplation of a dissolution of the Partnership pursuant to Article VIII, such Profits shall be allocated as follows:

(1) first, to the Partners (other than Robert L. Albritton, John H. Lindsey and Russell W. Stein) in accordance with their respective Partnership Interests;

(2) second, following the distribution of cash pursuant to Section 8.3(c), to the Partners then having a negative Capital Account, pro-rata, until such Capital Accounts equal zero; and

(3) third, to the Partners in accordance with their respective Partnership Interests.

(ii) Losses. Subject to the limitation in Section 4.1(b), Losses shall be allocated to the Partners in proportion to their Partnership Interests.

(b) Limitation on Loss Allocations. The aggregate amount of Losses allocated pursuant to Section 4.1(a)(ii) and the next sentence of this Section 4.1(b) to any Limited Partner for any fiscal year shall not exceed the maximum amount of Losses that may be allocated to such Limited Partner without causing such Limited Partner to have an Adjusted Capital Account Deficit at the end of such fiscal year. All Losses in excess of the limitation in this Section 4.1(b) with respect to any Limited Partner with a positive Adjusted Capital Account shall be allocated solely to the other Limited Partners in proportion to their Partnership Interests. If no other Limited Partner may receive an additional allocation of Losses pursuant to this Section 4.1(b), such additional Losses not allocated pursuant to Section 4.1(a) or the preceding sentence shall be allocated solely to those Partners that bear the economic risk for such additional Losses within the meaning of Section 704(b) of the Code and the Regulations thereunder. If it is necessary to allocate Losses under the preceding sentence, the General Partner shall determine those Partners that bear the economic risk for such additional Losses.

4.2 Distributions.

(a) General. All distributions of distributable cash and property shall be made at such time as determined by the General Partner (provided, that no distribution shall be declared and paid unless, after the distribution is made, the assets of the Partnership are in excess of all liabilities of the Partnership, except liabilities to Partners regarding their contributions), who shall review the appropriateness of a distribution at least annually. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Partners from the Partnership shall be treated as amounts distributed to the relevant Partner or Partners pursuant to this Section 4.2. All distributions shall be made at least annually to the Partners as follows:

(i) first, an aggregate amount of $20,000 per month to those Partners that have an outstanding Preference Contribution until the total amount of all Preference Contributions is reduced to zero;

(ii) second, on a quarterly basis, to each Partner that has an outstanding Preference Contribution, an amount that is sufficient, in the Managing Member’s sole discretion, to cover interest on the loan obtained by each Partner with an outstanding Preference Contribution to secure funding for such Preference Contribution;

(iii) third, during each month in which a payment is required pursuant to subsection (i) or (ii) above, following the monthly or quarterly payments as required above, to the Partners in proportion to their Partnership Interests; and

(iv) following reduction of the Preference Contributions to zero, to the Partners in proportion to their Partnership Interests.

(b) Minimum Distributions. Notwithstanding the provisions of Section 4.2(a) above, the General Partner shall make aggregate distributions of cash each fiscal year equal to the product of the net taxable income of the Partnership that is taken into account by its Partners for such fiscal year and, between 30% and the maximum marginal combined federal and state income tax rates for such fiscal year applicable to individuals who are residents of the State of Texas, with the actual tax rate that is used within such range to be determined by the General Partner in its sole discretion. Any such distribution of cash shall be made to the Partners in proportion to their Partnership Interests.

(c) Overriding Distribution. Notwithstanding the provisions of Section 4.2(a) above, if at any time distributions to a Partner would create or increase an Adjusted Capital Account Deficit and if another Partner has a positive Capital Account balance (after such Adjusted Capital Account Deficit and Capital Account balances have been adjusted to reflect the allocation of Profits and Losses pursuant to this Article III, taking into account interim Profits and Losses (determined using such accounting methods as shall be selected by the General Partner) for the period ending on or before such distribution), such cash flow shall be distributed first to the Partner having a positive Capital Account balance in an amount equal to such positive balance, and the remaining cash, if any, shall be distributed in accordance with Section 4.2(a).

(d) Payments Not Deemed Distributions. Any amounts paid pursuant to Article V, Section 6.1(e), or 6.1(i) shall not be deemed to be distributions for purposes of this Agreement.

(e) Withheld Amounts. Notwithstanding any other provision of this Section 4.2 to the contrary, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership with respect to the Partner as a result of the Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold or pay any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Partner’s Partnership Interest to the extent that the Partner (or any successor to such Partner’s Partnership Interest) is then entitled to receive a distribution. To the extent that the aggregate amount of such payments to a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a loan from the Partnership to such Partner. Such loan shall bear interest (which interest shall be treated as an item of income to the Partnership) at the lesser of the maximum rate permitted by law and the rate of interest per annum most recently established by Frost Bank and Trust, N.A. as such bank’s general reference rate of interest (which rate may or may not be the lowest rate of interest then charged by such bank), as determined hereunder from time to time, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled. Any withholdings authorized by this Section 4.2(d) shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence satisfactory to the General Partner to the effect that a lower rate is applicable, or that no withholding is applicable.

(f) Distributions in Liquidation of Partner’s Partnership Interest. For purposes of this Agreement, a liquidation of a Partner’s Partnership Interest means the termination of the Partner’s entire Partnership Interest other than in connection with the dissolution, winding up, and termination of the Partnership. Where a Partner’s Partnership Interest is to be liquidated by a series of distributions, the Partnership Interest shall not be considered as liquidated until the final distribution has been made. If a Partner’s Partnership Interest is to be liquidated, liquidating distributions shall be made in accordance with the positive Capital Account balance of that Partner (as determined after taking into account all Capital Account adjustments with respect to that Partner’s Partnership Interest for the taxable year during which the liquidation occurs, as determined by the General Partner in accordance with Section 706 of the Code). A distribution in liquidation of a Partner’s Partnership Interest shall be made by the end of the taxable year in which such liquidation occurs, or, if later, within 90 days after the Partner’s Partnership Interest is liquidated.

4.3 Special Allocations of Profits and Losses.

(a) Special Allocations.

(i) Minimum Gain Chargeback-Partnership Nonrecourse Liabilities. If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) to the Partners in the amounts and manner described in Section 1.704-2(f) of the Regulations. This Section 4.3(a)(i) is intended to comply with the minimum gain chargeback requirement (set forth in Section 1.704-2(f) of the Regulations) relating to Partnership nonrecourse liabilities (as defined in Section 1.704-2(b)(3) of the Regulations) and shall be so interpreted.

(ii) Minimum Gain Chargeback—Partner Nonrecourse Debt. If there is a net decrease in Partner Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) as quickly as possible to those Partners who had a share of the Partner Minimum Gain (determined pursuant to Section 1.704-2(i)(5) of the Regulations) in the amounts and manner described in Section 1.704-2(i)(4) of the Regulations. This Section 4.3(a)(ii) is intended to comply with the minimum gain chargeback requirement (set forth in Section 1.704-2(i)(4) of the Regulations) relating to partner nonrecourse debt (as defined in Section 1.704-2(b)(4) of the Regulations) and shall be so interpreted.

(iii) Qualified Income Offset. If any Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated (on a gross basis) to each such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(a)(iii) shall be made only if and to the extent that a Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 4.3(a)(iii) were not in this Agreement. It is intended that this Section 4.3(a)(iii) constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

(iv) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any fiscal year, and such deficit Capital Account is in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to any provisions of this Agreement and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(S), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(a)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in Sections 4.1 and 4.3 have been made as if Section 4.3(a)(iii) and this Section 4.3(a)(iv) were not in the Agreement.

(v) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(vi) Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated in accordance with Section 1.704-2(i)(1) of the Regulations to the Partner who bears the economic risk of loss with respect to such deductions.

(vii) Allocation of Proceeds of Nonrecourse Liability. The determination of whether any distribution by the Partnership is allocable to the proceeds of a nonrecourse liability of the Partnership shall be made by the General Partner under any reasonable method that is in compliance with Section 1.704-2(h) of the Regulations.

(viii) Allocation of Start-Up Costs. Start-Up Costs for any fiscal year or other period shall be specially allocated among those Limited Partners admitted to the Partnership on or before the last day of the first full tax year of the Partnership in proportion to their Capital Contributions, provided, however, if any such Limited Partners are admitted to the Partnership on different dates, all Start-Up Costs shall be divided among such Limited Partners, to the extent possible, so that the cumulative Start-Up Costs allocated to such Limited Partners at any time are always in proportion to their Capital Contributions. In the event the General Partner shall determine that such result is not likely to be achieved through the future allocations of Start-Up Costs, the General Partner may allocate a portion of Profits or Losses so as to achieve the same effect on the Capital Accounts of such Limited Partners, notwithstanding any other provision of this Agreement to the contrary.

(b) Curative Allocations. The allocations set forth in Sections 4.1(b) and 4.3(a) (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) of the Regulations. The Partners hereby acknowledge and agree that the Regulatory Allocations may not be consistent with the manner in which the Partners intend to make Partnership distributions. Accordingly, the General Partner is hereby authorized and directed to make other allocations of Profit, Loss, or Book Depreciation among the Partners in any reasonable manner that the General Partner deems appropriate, in its sole discretion, so as to prevent the Regulatory Allocations from distorting the manner in which the Partnership distributions would otherwise be divided among the Partners pursuant to Sections 4.2, 8.3 and 8.4. In general, the Partners anticipate that this will be accomplished by specially allocating other Profits, Losses, or Book Depreciation among the Partners so that, after such offsetting special allocations are made, the amount of each Partner’s Capital Account will be, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items had been allocated to the Partners solely pursuant to Section 4.1(a).

(c) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the initial Gross Asset Value of such property (determined in accordance with Section 3.2(a)(iii)(A)). In accordance with the requirements of Section 1.704-1(b)(4)(i) of the Regulations, if the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 3.2(a)(iii)(B). subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value of such asset in the same manner as such variations are taken into account under Section 704(c) of the Code and the Regulations thereunder with respect to property contributed to the Partnership. Any elections or other decisions relating to such allocation shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.3(c) are solely for purposes of federal, state, and local taxes and shall not affect or be taken into account in computing any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to this Agreement.

(d) Other Allocation Rules.

(i) For purposes of determining the Profits, Losses, or any other item allocable to any period (including periods before and after the admission of a new Partner), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined and allocated by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

(ii) For federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Partners in accordance with the allocations under Sections 4.1, 4.3(a), 4.3(b), and 4.3(c).

(iii) The Partners are aware of the income tax consequences of the allocations made by this Section 4.3 and Section 4.1 and hereby agree to be bound by the provisions of this Section 4.3 and Section 4.1 in reporting their shares of Partnership income and loss for income tax purposes.

(iv) To the extent permissible under Section 704 of the Code and the Regulations thereunder, in making allocations provided for in this Section 4.3 and Section 4.1, ordinary income realized by the Partnership from recapture of previously reported deductions shall be allocated to those Partners (or their successors in interest) to whom such deductions were originally allocated and in proportion to such original allocations. Any obligation relating to the recapture of previously reported credits shall be allocated to those Partners (or their successors in interest) to whom such credits were originally allocated and in proportion to such original allocations.

(v) It is intended that the allocations in Sections 4.1, 4.3(a), 4.3(b), and 4.3(c) effect an allocation for federal income tax purposes consistent with Section 704 of the Code and comply with any limitations or restrictions therein. The General Partner shall have complete discretion to make the allocations pursuant to this Section 4.3 and Section 4.1 in any reasonable manner consistent with Section 704 of the Code and to amend the provisions of this Agreement as appropriate to comply with the Regulations promulgated under Section 704 of the Code, if in the opinion of counsel to the Partnership, such an amendment is advisable to reflect allocations among the Partners consistent with those Regulations.

(vi) The Partners agree that their Partnership Interests represent their interests in Partnership profits for purposes of allocating excess nonrecourse liabilities pursuant to Section 1.752-3(a)(3) of the Regulations.

ARTICLE V

COMPENSATION AND REIMBURSEMENT OF THE GENERAL PARTNER

5.1 Compensation. The General Partner and any Affiliate of the General Partner may receive compensation from the Partnership for services rendered pursuant to agreements with the Partnership, including agreements pursuant to which the General Partner may conduct certain operations of the Partnership, provided that any such agreement shall be on terms that are fair and reasonable to the Partnership and are approved by a Majority Interest.

5.2 Reimbursement for Organizational Expenses. In addition to amounts otherwise distributed or paid to the General Partner pursuant to this Agreement, the General Partner and its Affiliates shall be reimbursed for all expenses, disbursements, and advances incurred or made, and all fees, deposits, and other sums paid by the General Partner in connection with the organization of the Partnership, the qualification of the Partnership to do business, and all related matters.

5.3 Reimbursement for Operational Expenses. In addition to amounts otherwise distributed or paid to the General Partner pursuant to this Agreement, the General Partner shall be reimbursed at any reasonable times and from time to time for all costs and expenses that the General Partner and its Affiliates incur on behalf of, or in the management and operation of the business of, the Partnership, including, but not limited to, that portion of the General Partner’s and its Affiliates’ legal and accounting costs and expenses, telephone, secretarial, travel, and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of directors, officers, employees, agents, and representatives, and other general, administrative, and additional expenses that are necessary or appropriate to the conduct of the Partnership’s business and allocable to the Partnership. The General Partner shall determine the expenses that are allocable to the Partnership in a manner that is fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of the indemnification provided under Section 6.1(i). At the discretion of the General Partner, Partnership expenses may be billed directly to and paid by the Partnership.

ARTICLE VI

MANAGEMENT

6.1 Rights and Obligations of the General Partner. In addition to the rights and obligations set forth elsewhere in this Agreement, the General Partner shall have the following rights and obligations:

(a) Management. The business and affairs of the Partnership shall be managed by the General Partner, who shall direct, manage and control the business of the Partnership. Except for situations in which the approval of the Limited Partners is required by this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Partnership, to make decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business.

(b) Certain Powers of the General Partner. The General Partner shall have the power and authority, on behalf of the Partnership:

(i) To acquire property from any Person as the General Partner may determine. The fact that any Limited Partner is directly or indirectly affiliated or connected with any such Person shall not prohibit the Partnership from dealing with that Person.

(ii) To purchase liability and other insurance to protect the Partnership’s property and business.

(iii) To hold and own any Partnership real and/or personal properties in the name of the Partnership.

(iv) To invest any Partnership funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments.

(v) To sell or otherwise dispose of the Partnership’s assets in the ordinary course of the Partnership’s business.

(vi) To execute on behalf of the Partnership all instruments and documents, including, without limitation, checks; drafts; notes, and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Partnership’s property; assignments; bills of sale; leases; partnership agreements of other partnerships and operating agreements; and any other instruments or documents necessary, in the opinion of the General Partner to the business of the Partnership.

(vii) To employ accountants, legal counsel, managing agents or other experts to perform services for the Partnership and to compensate them from Partnership funds.

(viii) To enter into any and all other agreements on behalf of the Partnership, with any other Person for any purpose in such forms as a Majority Interest may approve.

(ix) To do and perform all other acts as may be necessary or appropriate to the conduct of the Partnership’s business.

Unless authorized to do so by this Agreement, no attorney-in-fact, employee or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Limited Partner shall have any power or authority to bind the Partnership unless the Limited Partner has been authorized by the General Partner to act as an agent of the Partnership in accordance with the previous sentence.

(c) Restrictions on the Authority of the General Partner. Notwithstanding anything in this Agreement to the contrary, the General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of a Majority Interest:

(i) Cause or permit the Partnership to engage in any activity that is not consistent with the purposes of the Partnership as set forth in Section 1.3;

(ii) Sell or otherwise dispose of any material portion of the Partnership’s assets as part of a single transaction or plan;

(iii) Borrow money on the Partnership’s behalf from banks, other lending institutions, Partners, or affiliates of Partners and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Partnership to secure repayment of the borrowed sums;

(iv) Knowingly do any act in contravention of this Agreement;

(v) Knowingly do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(vi) Confess a judgment against the Partnership in an amount in excess of $100,000;

(vii) Possess property, or assign rights in specific property, for other than a Partnership purpose;

(viii) Cause the Partnership to voluntarily take any action that would cause a bankruptcy of the Partnership; or

(ix) Cause the Company to admit any additional Partners other than pursuant to the terms of this Agreement.

(d) Certificate of Limited Partnership. The General Partner shall cause the Certificate of Limited Partnership of the Partnership to be filed with the Secretary of State of Texas as required by the Texas Act and shall cause to be filed such other certificates or documents (including copies, amendments, or restatements of this Agreement) as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, qualification, or registration and operation of a limited partnership (or a partnership in which Limited Partners have limited liability) in the State of Texas and in any other state where the Partnership may elect to do business.

(e) Loans to or from General Partner; Loans to Certain Limited Partners; Contracts with Affiliates; Joint Ventures.

(i) The General Partner or any Affiliate of the General Partner may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner’s financial abilities or guaranties) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any such Affiliate, as the case may be, for any costs incurred by the General Partner or such Affiliate in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

(ii) The Partnership may lend funds to the General Partner or any Affiliate thereof, provided that the Partnership shall not charge interest at a rate less than the rate (including points or other financing charges or fees) that would be charged the General Partner or such Affiliate by unrelated lenders on comparable loans.

(iii) The Partnership may lend funds to John H. Lindsey, Robert L. Albritton and Russell W. Stein for payment by such Limited Partners of principal payments on the $500,000 principal loan secured by each such Limited Partner to make the Preference Contributions, on the terms and conditions as are approved by a Majority Interest.

(iv) The General Partner or any of its Affiliates may enter into an agreement with the Partnership to render services, including management services, for the Partnership. Any service rendered for the Partnership by the General Partner or any Affiliate thereof shall be on terms that are fair and reasonable to the Partnership.

(v) The Partnership may transfer any assets to joint ventures or other partnerships in which it is or thereby becomes a participant upon terms and subject to such conditions consistent with applicable law as the General Partner deems appropriate.

(f) Reliance by Third Parties. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

(i) The identity of any Partner;

(ii) The existence or nonexistence of any fact or facts which constitutes a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

(iii) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(iv) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

(g) Partnership Funds. The funds of the Partnership shall be deposited in accounts designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the General Partner, the Partnership, or any other Person into which funds of the General Partner, the Partnership, or other Persons are also deposited, provided that at all times books of account are maintained that show the amount of funds of the Partnership on deposit in such account and interest accrued with respect to such funds as credited to the Partnership. The General Partner may use the funds of the Partnership as compensating balances for its benefit, provided that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, employee, agent, representative, or Affiliate thereof. Nothing in this Section 6.1(g) shall be deemed to prohibit or limit in any manner the right of the Partnership to lend funds to the General Partner or any Affiliate thereof pursuant to Section 6.1(e)(ii). All withdrawals from or charges against such accounts shall be made by the General Partner or by its representatives. Funds of the Partnership may be invested as determined by the General Partner in accordance with the terms and provisions of this Agreement.

(h) Outside Activities; Conflicts of Interest. The General Partner or any Affiliate thereof and any director, officer, employee, agent, or representative of the General

Partner or any Affiliate thereof shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of the General Partner, any Affiliate thereof, or any director, officer, employee, agent, or representative of either the General Partner or any Affiliate thereof.

(i) Resolution of Conflicts of Interest. Unless otherwise expressly provided in this Agreement or any other agreement contemplated herein, whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, any action taken by the General Partner, in the absence of bad faith by the General Partner, shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Texas Act or any other applicable law, rule, or regulation.

(j) Indemnification. The Partnership shall indemnify and hold harmless the General Partner and any director, officer, employee, agent, or representative of the General Partner, against all liabilities, losses, and damages incurred by any of them by reason of any act performed or omitted to be performed in the name of or on behalf of the Partnership, or in connection with the Partnership’s business, including attorneys’ fees and any amounts expended in the settlement of any claims or liabilities, losses, or damages, to the fullest extent permitted by the Texas Act. The Partnership, in the sole discretion of the General Partner, may indemnify and hold harmless any Limited Partner, employee, agent, or representative of the Partnership, any Person who is or was serving at the request of the Partnership acting through the General Partner as a director, officer, partner, trustee, employee, agent, or representative of another corporation, partnership, joint venture, trust, or other enterprise, and any other Person to the extent determined by the General Partner in its sole discretion, but in no event shall such indemnification exceed the indemnification permitted by the Texas Act. Notwithstanding anything to the contrary in this Section 6.1(i) or elsewhere in this Agreement, no amendment to the Texas Act after the Commencement Date shall reduce or limit in any manner the indemnification provided for or permitted by this Section 6.1(i) unless the reduction or limitation is required by the amendment for limited partnerships formed before enactment of the amendment. In no event shall Limited Partners be subject to personal liability by reason of the indemnification provisions of this Agreement.

(k) Liability of General Partner.

(i) Neither the General Partner nor its directors, officers, employees, agents, or representatives shall be liable to the Partnership or any Limited Partner for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful or wanton misconduct.

(ii) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its directors, officers, employees, agents, or representatives, and the General Partner shall not be responsible for any misconduct or negligence on the part of any agent or representative appointed by the General Partner.

(l) Reliance by General Partner.

(i) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(ii) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it, and any opinion of any such Person as to matters which the General Partner believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

6.2 Rights and Obligations of Limited Partners. In addition to the rights and obligations of Limited Partners set forth elsewhere in this Agreement, Limited Partners shall have the following rights and obligations:

(a) Limitation of Liability. Limited Partners shall have no liability under this Agreement except as provided herein or under the Texas Act.

(b) Partnership Debt Liability. Limited Partners will not be personally liable for any debts or losses of the Partnership beyond their respective Capital Contributions and any obligation of the Limited Partner under this Agreement to make Capital Contributions.

(c) List of Partners. Upon written request of any Partner, the General Partner shall provide a list showing the names, addresses and Partnership Interest and Voting Percentages of all Partners.

(d) Partnership Books. In accordance with Section 10.1, the General Partner shall maintain and preserve, during the term of the Partnership, and for five (5) years thereafter, all accounts, books, and other relevant Partnership documents. Upon reasonable request, each Partner shall have the right, during ordinary business hours, to inspect and copy such Partnership documents at the requesting Partner’s expense.

(e) Management of Business. No Limited Partner shall take part in the control (within the meaning of the Texas Act) of the Partnership’s business, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership other than as specifically set forth in this Agreement.

(f) Outside Activities. A Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

(g) Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

ARTICLE VII

TRANSFER, ASSIGNMENT AND SUBSTITUTION

7.1 Transfer of Interests.

(a) Transfer. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 7.1. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Section 7.1 shall be null and void. A purported transferee shall have no right to require any information or account of the Partnership’s transactions or to inspect the Partnership’s books. The Partnership shall be entitled to treat the purported transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability to any purported transferee for distributions to the Partner owning such Partnership Interest of record or for allocations of Profits, Losses, deductions, or credits or for transmittal of reports and notices required to be given to holders of Partnership Interests. The term “transfer,” when used in this Section 7.1 and in Section 7.3 with respect to a Partnership Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition.

(b) Transfers by General Partner. With prior written approval of a Majority Interest, the General Partner may transfer all, but not less than all, of its Partnership Interest to any Person. Any transfer by the General Partner of its Partnership Interest under this Section 7.1(b) to an Affiliate of the General Partner or any other Person shall not constitute a withdrawal of the General Partner under Section 7.2(a), Section 8.1(b), or any other provision of this Agreement. If any such transfer is deemed to constitute a withdrawal under such provisions or otherwise and results in the dissolution of the Partnership under this Agreement or the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners hereby unanimously consent to the reconstitution and continuation of the Partnership immediately following such dissolution, pursuant to Section 8.2.

(c) Right of First Refusal.

(i) Any Limited Partner who desires to transfer all or any portion of his Partnership Interest in the Partnership (a “Selling Owner’’) to a bona fide third party purchaser who is not then a Limited Partner or General Partner shall obtain from such proposed third party purchaser a bona fide written offer to purchase such Partnership Interest, stating the terms and conditions upon which the purchase is to be made and the consideration to be paid therefore. The Selling Owner shall give written notification to the remaining Partners, by certified mail or personal delivery, of his intention to so transfer such Partnership Interest, furnishing to the remaining Partners a copy of the aforesaid written offer to purchase such Partnership Interest.

(ii) The remaining Partners, and each of them, shall, on a basis pro rata to their Partnership Interests or on a basis pro rata to the Partnership Interests of those remaining Partners exercising their right of first refusal, have the right to exercise a right of first refusal to purchase all (but not less than all) of the Partnership Interest proposed to be sold by the Selling Owner upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Selling Owner, by certified mail or personal delivery, of their intention to do so within ten (10) days after receiving written notice from the Selling Owner. The failure of all of the remaining Partners (or any one or more of them) to so notify the Selling owner of their desire to exercise this right of first refusal within said ten (10) day period shall result in the termination of the right of first refusal and the Selling Owner shall be entitled to consummate the sale of the Partnership Interest that was subject to the written offer to such third party purchaser.

In the event the remaining Partners (or any one or more of the remaining Partners) give written notice to the Selling Owner of their desire to exercise this right of first refusal and to purchase all of the Selling Owner’s Partnership Interest that is the subject of the written offer upon the same terms and conditions as are stated in the written offer to purchase, the remaining Partners shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within thirty (30) days after receipt of written notification from the Selling Owner of the third party offer to purchase.

(iii) In the event of the purchase of the Selling Owner’s Partnership Interest by a third party purchaser, and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale and (subject to Section 7.1(e)) substitution of a new Partner as against the Partnership or otherwise, the remaining Partners may require the Selling Owner and the proposed purchaser, or successor-in-interest, as the case may be to execute, acknowledge and deliver to the remaining Partners such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform al such other acts which the remaining Partners may deem necessary or desirable to:

(A) constitute such purchaser, as a Partner or successor-in-interest as such;

(B) confirm that the Person desiring to acquire the Partnership Interest, or to be admitted as a Partner, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as amended;

(C) preserve the Partnership after the completion of such sale, transfer, assignment or substitution under the laws of each jurisdiction in which the Partnership is qualified, organized or does business;

(D) maintain the status of the Partnership as a partnership for federal tax purposes; and

(E) assure compliance with any applicable state and federal laws, including securities laws and regulations.

(iv) Any sale of an Partnership Interest or admission of a Partner in compliance with this Section 7.1(c) shall be deemed effective as of the last day of the calendar month in which the remaining Partners’ consent thereto was given. The transferring Partner agrees, upon request of the remaining Partners, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Partners from time to time in connection with such sale, transfer, assignment, or substitution. The Selling Partner hereby indemnifies the Partnership and the remaining Partners against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer of purported transfer in violation of this Section 7.1(c).

(v) Right to Participate in Sale.

(A) Participation Offer. Any written notification from a Selling Partner, who desires to sell all or any portion of his Partnership Interest to a non-affiliated third party purchaser, delivered pursuant to Section 7.1(c)(i), shall also contain an offer (the “Participation Offer’’) to each remaining Partner (each, a “Non-Selling Partner”) of the right, but not the obligation, to sell to the nonaffiliated third party purchaser pursuant to any bona fide offer (the ‘‘Third Party Offer”) a pro rata portion of the Partnership Interest to be sold pursuant to the Third Party Offer, for the same consideration (pro rata in accordance with their Partnership Interests) to be received by the Selling Partner.

(B) Acceptance of Participation Offer. If the Right of First Refusal is not exercised, each Non-Selling Partner shall accept or reject the Participation Offer in writing within 15 days after delivery of the Participation Offer. If accepted, and if the Non-Selling Partner desires to sell less than its pro rata portion, the notice of acceptance shall specify the maximum amount he agrees to sell. If any Non-Selling Partner fails to accept the Participation Offer within such 15-day period, or upon the earlier rejection in writing of the Participation Offer by any Non-Selling Partner, the Selling Partner shall be released from the obligations under this Section 7.1(c)(v) as to that Non-Selling Partner.

(C) Transfer Pursuant to Participation Offer. Each Non-Selling Partner agrees to execute and deliver such instruments of conveyance and transfer and to take such other action as may reasonably be required in connection with any transfer made pursuant to this Section 7.1(c)(v).

(vi) Notwithstanding anything in this Agreement to the contrary, the restrictions on transfers set forth in this Section 7.1(c) do not apply to transfer of Partnership Interests to the Partnership or to a then existing Partner.

(d) Transferee Not Partner in Absence of Consent. Notwithstanding anything contained herein to the contrary (including, without limitation, Section 7.1(c) hereof), if a Majority Interest does not approve by written consent the proposed sale of the Selling Partner’s Partnership Interest to a transferee who is not a Partner immediately prior to the sale, then the proposed transferee shall have no right to participate in the management of the business and affairs of the Partnership or to become a Partner. No transfer of a Partner’s interest in the Partnership shall be effective unless and until written notice (including the name and address of the proposed transferee and the date of such transfer) has been provided to the Partnership and the non-transferring Partners.

(e) Additional Limitations. The General Partner may require, as a condition to any transfer of a Partnership Interest of a Limited Partner, that, in the General Partner’s reasonable determination, (i) the transfer will not jeopardize the treatment of the Partnership as a partnership for federal income tax purposes, and (ii) the transfer will not violate the registration requirements of applicable securities laws or cause any prior offer and sale of Partnership Interests to violate such requirements. The General Partner may also require the proposed transferee to deliver to the Partnership acceptable representations and warranties respecting its status under applicable securities laws and its investment intent with respect to the Partnership Interest, and may require the transferor and transferee to supply such other documentation as the General Partner may deem advisable in its sole discretion.

(f) Distributions and Allocations in Respect of Transferred Partnership Interests. If any Partnership Interest is transferred during any fiscal year in compliance with the provisions of this Article VII, Profits, Losses, and all other items attributable to the transferred interest for such period shall be allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706 of the Code, using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of the transfer shall be made to the transferor. Solely for purposes of making such allocations and distributions, the Partnership shall recognize the transfer not later than the end of the calendar month during which it is given notice of the transfer; provided, however, that if the Partnership does not receive a notice stating the date the Partnership Interest was transferred and such other information as the General Partner may reasonably require within 30 days after the end of the fiscal year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the fiscal year during which the transfer occurs, was the owner of the Partnership Interest. Neither the Partnership nor any Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.1(e), whether or not any Partner or the Partnership has knowledge of any transfer of ownership of any Partnership Interest.

7.2 Withdrawal or Removal of General Partner.

(a) Withdrawal. The General Partner shall have the right to withdraw from the Partnership at any time without penalty, upon 15 days’ written notice to Limited Partners. In the event of such withdrawal and the resulting dissolution of the Partnership, Limited Partners shall have the right to reconstitute and continue the Partnership in accordance with Section 8.2.

(b) Removal. At a meeting called expressly for that purpose, the General Partner may be removed from its position as General Partner at any time, with or without cause by the affirmative vote of Limited Partners holding at least 80% of the Voting Percentages of all Limited Partners. Following such a removal, a new general partner shall be selected by a Majority Interest.

(c) Interest of Withdrawing or Removed General Partner. If the General Partner shall withdraw or be removed in accordance with Section 7.2(a) or 7.2(b), the withdrawing General Partner shall become a Limited Partner and its Partnership Interest as a General Partner shall be converted into the Partnership Interest of a Limited Partner. Any successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash or property or other consideration in an amount or having a fair market value, and in exchange for a Partnership Interest and Voting Percentage, as shall be acceptable to a Majority Interest This Agreement shall be amended to reflect any event described in this Section 7.2, and any successor General Partner covenants to so amend this Agreement.

7.3 Admission of Limited Partners and Successor General Partner.

(a) Admission of Limited Partners. On the Commencement Date, the General Partner shall admit to the Partnership as a Limited Partner the Persons shown on Exhibit A who have tendered their Capital Contributions to the Partnership as provided in Section 3.1(a)(i) on or before the Commencement Date. Limited Partners shall execute a counterpart of this Agreement and thereby agree to be bound by the terms of this Agreement. From the Commencement Date forward, any Person (who is not then an existing Partner) may only acquire a Partnership Interest in the Partnership upon receiving the affirmative vote of not less than 80% of the Voting Percentages of all Partners, whether any such Partnership Interest is acquired through or from the Partnership, through or from some type of Partnership benefit plan or as a transferee of a current Partner’s Partnership Interest or any portion thereof, subject to the other terms and conditions of this Agreement. To the extent such admission is approved, the General Partner shall be permitted to revise Exhibit A hereto to reflect the new Partnership Interests and Voting Percentages of all Partners. No new Limited Partners shall be entitled to any retroactive allocation or losses, income or expense deductions incurred by the Partnership. The General Partner may, at its option, at the time a new Limited Partner is admitted, close the Partnership books (as though the Partnership’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Limited Partner for that portion of the Partnership’s tax year in which a Limited Partner was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder. Any Person, following the approval procedure described above, who acquires a Partnership Interest as a Limited Partner directly from the Partnership shall be admitted to the Partnership as a Limited Partner upon the Partnership’s receipt of his Capital Contribution, and to the extent necessary, Exhibit A shall be amended to reflect the revised Partnership Interest and Voting Percentages of each Partner. Each such Limited Partner shall execute a counterpart of this Agreement and thereby agree to be bound by the terms of this Agreement.

(b) Admission of Substitute Limited Partners. A transferee (which may be the heir or legatee of a Limited Partner) or assignee of a Limited Partner’s Partnership Interest, or Person acquiring a Partnership Interest pursuant to any foreclosure made upon any permitted pledge or hypothecation of the Partnership Interest, shall be entitled to receive the distributive share of the Partnership’s Profits, Losses, deductions, and credits attributable to such Partnership Interest, provided that such transfer shall have been subjected to the right of first refusal rights provided in Section 7.1(c). No transferee, assignee, heir, or legatee shall become a substitute Limited Partner without the prior written consent of the General Partner, which consent will be given only in the sole discretion of the General Partner. Upon written consent by the General Partner, the transferee, assignee, heir, or legatee shall execute a counterpart of this Agreement, thereby agreeing to be bound by the terms of this Agreement with respect to the Partnership Interest so transferred. Upon admission of a substitute Limited Partner, the substitute Limited Partner shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall attain the status of a Limited Partner under and pursuant to this Agreement with respect to the Partnership Interest held by the substitute Limited Partner.

(c) Admission of Successor General Partner. A successor General Partner selected pursuant to Section 8.2 or the transferee of or successor to all of the Partnership Interest of the General Partner pursuant to Section 7.1(b) or a replacement General Partner elected by a Majority Interest following the removal of a General Partner pursuant to Section 7.2(b) shall be admitted to the Partnership as the General Partner, effective as of the date of the withdrawal or removal of the predecessor General Partner or the date of transfer of the predecessor’s Partnership Interest.

(d) Action by General Partner. In connection with the admission of any substitute Limited Partner or successor General Partner, the General Partner shall have the authority to take all such actions as it deems necessary or advisable in connection therewith, including the amendment of Exhibit A to this Agreement and the execution and filing with appropriate authorities of any necessary documentation.

7.4 Major Decisions. The following actions by the Partnership require the approval of a Majority Interest:

(a) the sale, exchange or other disposition of any material portion of the Partnership’s assets (other than in the ordinary course of the Partnership’s business) that is to occur as part of a single transaction or plan;

(b) any borrowing of money by the Partnership from banks, other lending institutions, Partners, or Affiliates of Partners;

(c) admission of any Partner to the Partnership; and

(d) any distribution in kind of Partnership property, except in accordance with Section 8.4.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution. The Partnership shall be dissolved upon:

(a) the expiration of its term as provided in Section 1.4;

(b) the withdrawal, bankruptcy, or dissolution of the General Partner, or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to Section 7.1(b));

(c) an election to dissolve the Partnership (i) proposed by the General Partner that is approved by the unanimous vote of Limited Partners holding Voting Percentages or (ii) proposed and approved by the affirmative vote of all Limited Partners holding Voting Percentages; or

(d) any other event that, under the Texas Act, would cause its dissolution.

For purposes of this Section 8.1, the bankruptcy of the General Partner shall be deemed to have occurred when the General Partner: (i) makes a general assignment for the benefit of creditors; (ii) is declared insolvent in any state insolvency proceeding; (iii) becomes the subject of an order for relief under Chapter 7 of the United States Bankruptcy Code, 11 U.S.C. § 101 et. seq., or successor statute (the “Bankruptcy Code”); (iv) becomes a voluntary debtor in a case under Chapter 11 of the Bankruptcy Code and fails to achieve confirmation of a plan of reorganization within 180 days; (v) becomes an involuntary debtor in a case under either Chapter 7 or 11 of the Bankruptcy Code and fails to achieve a dismissal of the case within 90 days, or, with respect to a Chapter 11 case in which an order for relief is entered prior to the expiration of 90 days, fails to achieve confirmation of a plan of reorganization within 180 days of the commencement of the involuntary case; and (vi) consents to or is subjected to the appointment of a trustee, receiver or liquidator with respect to all or substantially all of the General Partner’s properties, and, where such appointment was contested by the General Partner, there has been a failure to vacate such appointment within 90 days of appointment.

8.2 Continuation of the Partnership. Upon the occurrence of an event described in Section 8.1(b) or 8.1(d), the Partnership shall be deemed to be dissolved and reconstituted if, (a) there remains at least one general partner, in which case the business of the Partnership may be carried on by the remaining general partner (or general partners), or (b) within 90 days after such event, all of the remaining Partners (i) elect in writing to continue the business of the Partnership and, (ii) to the extent that they desire or if there are no remaining general partners, agree to the appointment, effective as of the date of withdrawal of the General Partner, of one or more new general partners. If the remaining general partners, if any, do not elect to carry on the business of the Partnership, or if no election to continue the Partnership is made by all remaining Partners within 90 days of the event of dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If an election to continue the Partnership is made upon the occurrence of an event described in Section 8.1(b) or 8.1(d), then:

(a) the Partnership shall be deemed to be reconstituted and shall continue until the end of the term for which it is formed unless earlier dissolved in accordance with this Article VIII;

(b) the interest of the former General Partner shall be treated thenceforth as the interest of a Limited Partner and converted in the manner provided in Section 7.2(b); and

(c) all necessary steps shall be taken to amend or restate this Agreement and the Certificate of Limited Partnership, and the successor General Partner may for this purpose exercise the power of attorney granted pursuant to Section 11.12.

8.3 Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under Section 8.2, the General Partner or, if the General Partner has been dissolved, becomes bankrupt as defined in Section 8.1, or withdraws from the Partnership, a liquidator or liquidating committee selected by a Majority Interest, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive compensation for its services as approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, removal, or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers, and duties of the original Liquidator) shall within 30 days thereafter be selected by a Majority Interest. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference herein to the Liquidator will be deemed to refer also to any successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article VIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during the period of time reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a) to the payment of the expenses of the terminating transactions including brokerage commissions, legal fees, accounting fees, and closing costs;

(b) next, to the payment and discharge of all the Partnership’s debts and liabilities to creditors of the Partnership, including Partners who are creditors other than solely as a result of Section 6.06 of the Texas Act, in order of priority provided by law; and

(c) the balance, if any, to the Partners as follows:

(i) first, $420,000, less any amounts distributed pursuant to Section 4.2(a)(i), shall be distributed to each of Robert L. Albritton, John H. Lindsey and Russell W. Stein;

(ii) second, $1,000,000 shall be distributed as follows:

(A) $700,000 to Robert L. Albritton;

(B) $240,000 to John H. Lindsey; and

(C) $60,000 to Russell W. Stein;

(iii) third, to the Partners (other than Robert L. Albritton, John H. Lindsey and Russell W. Stein) or their lawful assignees, in accordance with the positive balances in their Capital Accounts as provided in Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations (such computation to be made after the final allocation of gain is made among the Capital Accounts of all Partners);

(iv) thereafter, any remaining amounts shall be distributed as follows:

(A) 58.82% to Robert L. Albritton;

(B) 28.24% to John H. Lindsey; and

(C) 12.94% to Russell W. Stein.

Notwithstanding the liquidation distributions provided for under Section 8.3(c), the Liquidator may, in his sole discretion, place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.

8.4 Distribution in Kind. Notwithstanding the provisions of Section 8.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and may distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 8.3, undivided interests in Partnership assets that the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to conditions relating to the disposition and management of such properties that the Liquidator deems reasonable and equitable and to any joint operating agreements or other agreements governing the operation of the properties at the time. The Liquidator shall determine the fair market value of any property distributed in kind using any reasonable method of valuation it may adopt.

8.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Sections 8.3 and 8.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and Limited Partners if required by law) shall cause the cancellation of the Certificate of Limited Partnership in the State of Texas and of all qualifications and registrations of the Partnership as a foreign limited partnership in jurisdictions other than the State of Texas and shall take such other actions as may be necessary to terminate the Partnership.

8.6 Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

8.7 Waiver of Partition. Each Partner hereby waives any rights to partition of the Partnership property.

ARTICLE IX

AMENDMENT OF AGREEMENT; MEETINGS; CONSENTS

9.1 Amendments to be Adopted Solely by General Partner. The General Partner (pursuant to the General Partner’s power of attorney from Limited Partners), without the consent of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, in the registered office or registered agent of the Partnership, or in the location of the principal place of business of the Partnership;

(b) the admission, substitution, or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner has determined is reasonable and necessary or appropriate to qualify or register, or continue the qualification or registration of, the Partnership as a limited partnership (or a partnership in which Limited Partners have limited liability) under the laws of any state or which change is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(d) a change that (i) is necessary or desirable to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, or (ii) is necessary or desirable to implement the provisions of the last sentence of Section 4.3(d)(v);

(e) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or their directors, officers, employees, agents, or representatives from in any manner being subjected to the “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended.

Notice to Partners of an amendment pursuant to this Section 9.1 shall not be necessary.

9.2 Amendment Procedures. Except as provided in Sections 9.1 and 9.3, all amendments to this Agreement shall be in accordance with the following requirements: (i) amendments to this Agreement may be proposed only by the General Partner or a Majority Interest; (ii) if an amendment is proposed, the General Partner shall seek the approval from the requisite Voting Percentage of Limited Partners either in a meeting or by written consent; (iii) a proposed amendment shall be effective upon its approval by (1) the General Partner and (2) a Majority Interest (unless a greater percentage is required by this Agreement); and (iv) the General Partner shall notify all Partners upon final adoption of any such proposed amendment.

9.3 Amendment Requirements; Limited Partner Voting. Notwithstanding the provisions of Sections 9.1 and 9.2 no provision of this Agreement that establishes a percentage of Limited Partners required to take any action shall be amended, altered, changed, repealed, or rescinded in any respect that would have the effect of reducing such voting requirement, unless approved by written consent or the affirmative vote of Limited Partners whose aggregate Voting Percentage constitutes not less than the voting requirement sought to be reduced. Notwithstanding the provisions of Sections 9.1 and 9.2, any amendment to this Agreement that changes the allocation of Profits, Losses, distributions of the General Partner or any Limited Partner shall require the consent of the affected Partners. This Section 9.3 shall be amended only with the approval by written consent or affirmative vote of Limited Partners whose aggregate Voting Percentage constitutes 100% of the aggregate Voting Percentage of Limited Partners. The voting requirements contained in this Section 9.3 shall be in addition to voting requirements imposed by law or other provisions contained herein.

9.4 Meetings of Limited Partners.

(a) General. Meeting of the Limited Partners, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the General Partner or any Limited Partner or Limited Partners holding at least 10% of the Voting Percentage.

(b) Place of Meetings. The General Partner may designate any place, either within or outside the State of Texas, as the place of meeting for any meeting of the Limited Partners. If no designation is made, or if a special meeting be otherwise called, the place of the meeting shall be the principal executive office of the Partnership in Fort Worth, Texas.

(c) Notice of Meetings. Except as provided in Section 9.4(d), written notice stating the place, day and hour of the meeting and the purpose or purposes of or which the meeting is called shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the General Partner or Limited Partner calling the meeting, to each Limited Partner entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Limited Partner at his address as it appears on the books of the Partnership, with postage thereon prepaid

(d) Meeting of all Limited Partners. If all of the Limited Partners shall meet at any time and place either within or outside of the State of Texas, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

(e) Record Date. For the purpose of determining the Limited Partners entitled to notice of or to vote at any meeting of Limited Partners or any adjournment thereof, or Limited Partners entitled to receive payment of any distribution, or in order to make a determination of Limited Partners for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Limited Partners. When a determination of Limited Partners entitled to vote at any meeting of Limited Partners has been made as provided in this Section 9.4(e), such determination shall apply to any adjournment thereof.

(f) Quorum. Limited Partners holding at least a Majority Interest, represented in person or by proxy, shall constitute a quorum at any meeting of Limited Partners. In the absence of a quorum at any such meeting, a majority of the Voting Percentage so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Limited Partner of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Limited Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Limited Partners holding an aggregate Voting Percentage whose absence would cause less than a quorum.

(g) Manner of Acting. If a quorum is present, the affirmative vote of Limited Partners holding a Majority Interest shall be the act of the Limited Partners, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or this Agreement. Unless otherwise expressly provided in this Agreement or required under applicable law, Limited Partners who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Limited Partners vote or consent may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Limited Partners.

(h) Proxies. At all meetings of Limited Partners, a Limited Partner may vote in person or by proxy executed in writing by the Limited Partner or by a duly authorized attorney-in-fact. Such proxy shall be filed with the General Limited Partner before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

(i) Waiver of Notice. When any notice is required to be given to any Limited Partner, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

9.5 Action Without a Meeting. Action required or permitted to be taken at a meeting of Limited Partners may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Limited Partner entitled to vote and delivered to the General Limited Partner for including in the books and records of the Limited Partnership. Action taken under this Section 9.5 is effective when all Limited Partner entitled to vote have signed the consent, unless the consent specified a different effective date. The record date for determining Limited Partners entitled to take action without a meeting shall be the date the first Limited Partner singes a written consent.

ARTICLE X

FINANCIAL MATTERS

10.1 Books, Records, Accounting, and Reports.

(a) Records and Accounting. The General Partner shall keep or cause to be kept appropriate books and records with respect to the Partnership’s business, which shall at all times be kept at the principal office of the Partnership or such other office as the General Partner may designate for such purpose. At a minimum the Partnership shall keep at its principal place of business the following records:

(i) A current list of the full name and last know business, residence, or mailing address of each Partner, both past and present;

(ii) A copy of the Partnership’s Certificate of Limited Partnership and all amendments thereto, as filed with the Secretary of State of Texas, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iii) Copies of the Partnership’s federal, state, and local income tax returns and reports, if any, for the four most recent years;

(iv) Copies of the Partnership’s currently effective written Agreement of Limited Partnership, copies of any writings permitted or required with respect to a Partner’s obligation to contributed cash, property, or services, and copies of any financial statements of the Partnership for the three most recent years;

(v) Minutes of every meeting;

(vi) Any written consents obtained from the Limited Partners for actions taken by Limited Partner without a meeting.

The books of the Partnership shall be maintained for financial reporting purposes on the accrual basis using generally accepted accounting principles, or on the cash basis, as the General Partner shall determine in its sole discretion, in accordance with applicable law.

(b) Fiscal Year. The fiscal year of the Partnership for tax and accounting purposes shall be the calendar year unless otherwise determined by the General Partner in its sole discretion and allowable under the Code.

(c) Reports.

(i) Annual. As soon as reasonably practicable after the end of each fiscal year of the Partnership, the General Partner shall cause to be mailed to each Partner reports containing financial statements of the Partnership for such fiscal year, presented on cash or accrual basis, including a balance sheet and statement of income and, if the General Partner shall so determine in its sole discretion, such statements may be audited by a firm of independent public accountants selected by the General Partner.

(ii) Quarterly. As soon as reasonably practicable after the end of each fiscal quarter of the Partnership, the General Partner shall, if it shall so determine in its sole discretion, cause to be mailed to each Partner a report containing such financial information for that calendar quarter as the General Partner deems appropriate.

(d) Other Information. The General Partner may release information concerning the operations of the Partnership to any financial institution or other person that has loaned or may loan funds to the Partnership or the General Partner or any of its Affiliates and

may release such information to any other Person for reasons reasonably related to the business and operations of the Partnership or as required by law or regulation of any regulatory body.

10.2 Tax Matters.

(a) Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gain, loss, deduction, credit, and other items necessary for federal, state, and local income tax purposes and shall use all reasonable efforts to furnish to the Partners within 10 days after the Partnership returns are filed the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization, and recognition of income, gain, loss, deduction, credit, and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the General Partner shall determine in its sole discretion. Copies of all tax returns, or pertinent information therefrom, shall be furnished to the Limited Partners by the General Partner within a reasonably time after the end of the Partnership’s fiscal year.

(b) Tax Elections. The General Partner shall, in its sole discretion, determine whether to make any available tax election, provided that the General Partner shall make any tax election requested by a Majority Interest.

(c) Tax Controversies. Subject to the provisions of this Agreement, the General Partner is designated the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code), and is authorized and required to represent the Partnership, at the Partnership’s expense, in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably requested by the General Partner to conduct such proceedings. Any Partner other than the General Partner who wishes to participate in such administrative proceedings at the Partnership level may do so, but any expenses incurred by such Partner in connection therewith shall not be deemed a Partnership expense, but shall be paid by such Partner.

(d) Organizational Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

(e) Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

ARTICLE XI

GENERAL PROVISIONS

11.1 Addresses and Notices. Any notice, demand, request, or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by United States registered or certified mail to the Partner at his address as shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in any Partnership Interest by reason of an assignment or otherwise.

11.2 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend, or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

11.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

11.4 Further Action. The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

11.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto.

11.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

11.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition. Each Partner expressly waives any right that he might have to require a partition of any Partnership property or a dissolution of the Partnership, except as otherwise provided in this Agreement.

11.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

11.10 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

11.11 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under that provision, but only to the extent that it is illegal, unenforceable, or void. It is the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

11.12 Power of Attorney.

(a) Grant of Power. Each Limited Partner hereby constitutes and appoints the General Partner and its authorized representatives (and any successor thereto by assignment, election, or otherwise and the authorized representatives thereof) with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place, and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices, as applicable or appropriate (i) all certificates and other instruments and all amendments or restatements thereof that the General Partner deems reasonable and appropriate or necessary to qualify or register, or continue the qualification or registration of, the Partnership as a limited partnership (or a partnership in which Limited Partners have limited liability) in all jurisdictions in which the Partnership may conduct business or own property; (ii) all instruments, including an amendment or restatement of this Agreement, that the General Partner deems appropriate or necessary to reflect any amendment, change, or modification of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (iv) all instruments relating to the admission or substitution of any Partner; (v) all ballots, consents, approvals, waivers, certificates, and other instruments appropriate or necessary, in the sole discretion of the General Partner, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement, or other action that is made or given by Limited Partners hereunder, is deemed to be made or given by Limited Partners hereunder, or is consistent with the terms of this Agreement and appropriate or necessary, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement; provided that, with respect to any action that requires the vote, consent, or approval of a stated percentage of Limited Partners under the terms of this Agreement, the General Partner may exercise the power of attorney granted in this Section 11.2(a)(v) only after the necessary vote, consent, or approval has been made or given. Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article IX or as otherwise provided in this Agreement.

(b) Irrevocability. The foregoing power of attorney is irrevocable and coupled with an interest, and it shall survive, and not be affected by, the death, incompetency, incapacity, disability, dissolution, bankruptcy, or termination of any Limited Partner and the transfer of all or any portion of his Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns, and personal representatives. Each Limited Partner agrees to be bound by any representations made by the General Partner acting in good faith pursuant to the power of attorney; and each Limited Partner hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the General Partner taken in good faith under the power of attorney. Each Limited Partner shall execute and deliver to the General Partner within 15 days after receipt of the General Partner’s request therefor, further designations, powers of attorney, and other instruments the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

11.13 Entire Agreement. This Agreement contains the entire understanding between the parties and any prior understanding and agreements between them respecting the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 31st day of December, 2001.

GENERAL PARTNER:

RCL, L.L.C.

By:	/s/ Robert L. Albritton
Robert L. Albritton
Managing Member

LIMITED PARTNERS:

/s/ Robert L. Albritton
Robert L. Albritton

/s/ Martha Albritton
Martha Albritton

/s/ John H. Lindsey
John H. Lindsey

/s/ Russell W. Stein
IRA Rollover
Morgan Keegan as Custodian for Russell W. Stein

David C. Lindsey
David C. Lindsey

/s/ Ross D. Margraves, Jr.
Ross D. Margraves, Jr.

EXHIBIT A

Partnership Interests and Voting Percentages

of all Partners

General Partner	Partnership Interest	Voting Percentage
RCL, L.L.C. as General Partner	0.25%	0.25%

Limited Partners	Partnership Interest	Voting Percentage
Robert L. Albritton, as Limited Partner	49.87%	55.86	%(1)
Martha Albritton, as Limited Partner	9.975%	3.99	%(1)
John H. Lindsey, as Limited Partner	23.94%	28.9275	%(2) (3)
IRA Rollover Oppenheimer as Custodian for Russell W. Stein, as Limited Partner	10.9725%	10.9725%
David C. Lindsey, as Limited Partner	3.99%	0	%(2)
Ross D. Margraves, Jr., as Limited Partner	0.9975%	0	%(2)

(1)	For voting purposes only, Robert L. Albritton votes a 5.985% Voting Percentage that would otherwise be voted by Martha Albritton.
(2)	For voting purposes only, John H. Lindsey votes a 3.99% Voting Percentage that would otherwise be voted by David C. Lindsey.
(3)	For voting purposes only, John H. Lindsey votes a 0.9975% Voting Percentage that would otherwise be voted by Ross D. Margraves, Jr.

EXHIBIT B

Description of Initial Contributions by

and Initial Capital Accounts of All Partners

General Partner	Contribution	Initial Capital Account	Undistributed Preference Contributions
$0	undivided 100% interest in and to the non-manufacturing assets formerly owned by RCL, L.L.C.	$8,044	$0

Limited Partners	Contribution	Initial Capital Account*	Undistributed Preference Contributions
Robert L. Albritton	received interest in pro rata distribution by RCL, L.L.C. to its members	$1,744,747	$140,000
Martha Albritton	received interest in pro rata distribution by RCL, L.L.C. to its members	$320,949	$0
John H. Lindsey	received interest in pro rata distribution by RCL, L.L.C. to its members	$910,278	$140,000
IRA Rollover, Oppenheimer as Custodian for Russell W. Stein	received interest in pro rata distribution by RCL, L.L.C. to its members	$493,044	$140,000
David C. Lindsey	received interest in pro rata distribution by RCL, L.L.C. to its members	$128,380	$0
Ross D. Margraves, Jr.	received interest in pro rata distribution by RCL, L.L.C. to its members	$32,095	$0

*	This amount includes the amount of undistributed Preference Contributions as set forth in the column titled “Undistributed Preference Contributions.”